EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedule of Immersion Corporation and subsidiaries (“the Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for external patent related costs, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Jose, California

December 16, 2014